Exhibit 99.1

Global Partners Reports Fourth-Quarter and Full-Year 2016 Financial Results

Results Impacted by $80.7 Million in Lease Exit and Termination Expenses

WALTHAM, Mass.--(BUSINESS WIRE)--March 9, 2017--Global Partners LP (NYSE: GLP) today reported financial results for the fourth quarter and full year ended December 31, 2016.

Eric Slifka, President and Chief Executive Officer of Global Partners, said, “During 2016, we successfully positioned Global for continued growth and profitability by executing on the strategic actions we outlined a year ago. Our plan included cutting expenses and implementing an asset sale program across our portfolio concentrated on non-strategic assets. As part of that plan, we signed an agreement in December to voluntarily terminate a sublease for 1,610 railcars from a third party – three years ahead of its scheduled expiration in 2019 – saving the Partnership more than $10 million in cash and enabling us to put a significant portion of the expenses associated with underutilized railcars behind us.

“At the same time, we focused our efforts on businesses that provide the highest returns and are fundamental to our long-term growth. While year-over-year our 2016 financial results were negatively impacted by the challenging crude oil environment, the core elements of our business – terminaling, marketing and retail – are fundamentally strong,” said Slifka.

For the fourth quarter of 2016, the net loss attributable to the Partnership was $65.5 million, or $1.94 per limited partner unit. Earnings before interest, taxes, depreciation and amortization (EBITDA) was negative $20.9 million and distributable cash flow was negative $51.8 million.

Financial results for the fourth quarter of 2016 reflect an $80.7 million lease exit expense associated with the voluntary early termination of a railcar sublease and a $6.5 million net loss on sale and disposition of non-strategic retail gasoline assets. Excluding those items for the fourth quarter of 2016, EBITDA would have been $66.3 million and distributable cash flow would have been $35.4 million.

Gross profit for the fourth quarter of 2016 was $154.5 million, compared with $132.6 million for the comparable period of 2015. Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $175.9 million and $157.4 million for the fourth quarters of 2016 and 2015, respectively.

The Gasoline Distribution and Station Operations (GDSO) segment product margin was $111.7 million in the fourth quarter of 2016 versus $121.3 million in the fourth quarter of 2015. The year-over-year decline was due to rising wholesale gasoline prices and the divestiture of non-strategic retail sites.

Wholesale segment product margin was $56.8 million, compared with $31.6 million in the fourth quarter of 2015. This increase primarily reflected revenue from a crude oil take-or-pay contract, favorable market conditions and weather that was 25% colder year-over-year.

Commercial segment product margin was $7.4 million in the fourth quarter of 2016, compared with $4.5 million for the same period in 2015. The year-over-year increase was due in part to colder weather.

Sales for the fourth quarter of 2016 were $2.3 billion, compared with $2.2 billion for the same period in 2015. Wholesale segment sales were $1.2 billion in both periods. Sales in the GDSO segment were $904.9 million in the fourth quarter of 2016 versus $853.7 million for the same period in 2015. Commercial segment sales were $231.7 million, compared with $153.2 million for the fourth quarter of 2015.

Wholesale segment volume was 757.9 million gallons in the fourth quarter of 2016, compared with 849.6 million gallons for the same period of 2015. The decrease was primarily due to a decline in crude oil volume, which was partly offset by higher distillates volume.

Volume in the GDSO segment was 405.6 million gallons for the fourth quarter of 2016, compared with 391.5 million gallons in the fourth quarter of 2015. The increase was primarily attributable to the expansion of the Partnership’s portfolio, including 22 sites in Western Massachusetts.

Commercial segment volume was 161.6 million gallons, compared with 115.4 million gallons for the fourth quarter of 2015. The year-over-year increase was primarily due to growth in gasoline sales and colder weather.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and 12 months ended December 31, 2016 and 2015.

Recent Developments

  Global’s Board of Directors announced a quarterly cash distribution of $0.4625 per unit, or $1.85 per unit on an annualized basis, on all of its outstanding common units for the period from October 1 to December 31, 2016. The distribution was paid on February 14, 2017 to unitholders of record as of the close of business on February 9, 2017.
  In February 2017, the Partnership completed the sale of its natural gas marketing and electricity brokerage businesses to affiliates of Sprague Resources LP for approximately $17.3 million, subject to customary closing adjustments.
  In February 2017, the Partnership engaged an advisor to solicit proposals for the potential sale of six refined petroleum products terminals located in New England, New York and Pennsylvania. The assets consist of product terminals that represent 1.1 million barrels of aggregate shell storage capacity.

Business Outlook

“We are pleased with the progress we have made on our retail asset divestiture program,” Slifka said. “The sale of our natural gas marketing and electricity brokerage businesses to affiliates of Sprague Resources LP is consistent with our plan to focus our resources on areas that are fundamental to our long-term growth. The success of this plan provides us with increased flexibility to re-invest in our business.”

With respect to 2017 net income and net cash from operating activities, the most comparable financial measures to EBITDA calculated in accordance with GAAP, the Partnership is unable to project either metric without unreasonable effort and for the following reasons: 1) The Partnership is unable to project net income because this metric includes the impact of certain non-cash items, most notably those resulting from the divestiture program of non-strategic sites, which the Partnership is unable to project with any reasonable degree of accuracy; and 2) The Partnership is unable to project net cash from operating activities because this metric includes the impact of changes in commodity prices, including their impact on inventory volume and value, receivables, payables and derivatives, which the Partnership is unable to project with any reasonable degree of accuracy. Please see the "Use of Non-GAAP Financial Measures" section of this news release.

For full-year 2017, Global expects to generate EBITDA of $190 million to $220 million, which guidance excludes the gain or loss on the sale and disposition of assets and any impairment charges. The Partnership’s guidance and future performance are based on assumptions regarding market conditions such as the crude oil market, business cycles, demand for petroleum products and renewable fuels, utilization of assets and facilities, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results. The Partnership believes these assumptions are reasonable given currently available information and its assessment of historical trends. Because Global’s assumptions and future performance are subject to a wide range of business risks and uncertainties, the Partnership can provide no assurance that actual performance will fall within guidance ranges.

Financial Results Conference Call

Management will review the Partnership’s fourth-quarter 2016 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil, natural gas and propane, as well as convenience store sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil, natural gas and propane and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil, natural gas and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for the gain or loss on the sale and disposition of assets and goodwill and long-lived asset impairment. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase Distributable cash flow.

Distributable cash flow as used in the Partnership’s partnership agreement determines its ability to make cash distributions on incentive distribution rights. The investment community also uses a Distributable cash flow metric similar to the metric used in the partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain or support an increase in quarterly cash distribution. The partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to Distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

Global Partners is a midstream logistics and marketing master limited partnership that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. With approximately 1,500 locations, primarily in the Northeast, Global is one of the largest regional independent owners, suppliers and operators of gasoline stations and convenience stores. Global is also one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is also engaged in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada to the East and West Coasts. For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. All comments concerning the Partnership’s expectations for future revenues and operating results are based on forecasts for its existing operations and do not include the potential impact of any future acquisitions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Sales	$2,312,430	$2,169,445	$8,239,639	$10,314,852
Cost of sales	2,157,952	2,036,821	7,693,149	9,717,183
Gross profit	154,478	132,624	546,490	597,669

Costs and operating expenses:
Selling, general and administrative expenses	41,344	40,386	149,673	177,043
Operating expenses	69,829	72,174	288,547	290,307
Lease exit and termination expenses	80,665	-	80,665	-
Amortization expense	2,261	2,769	9,389	13,499
Net loss on sale and disposition of assets	6,529	767	20,495	2,097
Goodwill and long-lived asset impairment	-	-	149,972	-
Total costs and operating expenses	200,628	116,096	698,741	482,946

Operating (loss) income	(46,150)	16,528	(152,251)	114,723

Interest expense	(21,127)	(22,275)	(86,319)	(73,332)

(Loss) income before income tax benefit (expense)	(67,277)	(5,747)	(238,570)	41,391

Income tax benefit (expense)	1,615	2,842	(53)	1,873

Net (loss) income	(65,662)	(2,905)	(238,623)	43,264

Net loss attributable to noncontrolling interest	135	623	39,211	299

Net (loss) income attributable to Global Partners LP	(65,527)	(2,282)	(199,412)	43,563

Less: General partner's interest in net (loss) income, including
incentive distribution rights (1)	(439)	(15)	(1,336)	7,667

Limited partners' interest in net (loss) income	$(65,088)	$(2,267)	$(198,076)	$35,896

Basic net (loss) income per limited partner unit (2)	$(1.94)	$(0.07)	$(5.91)	$1.12

Diluted net (loss) income per limited partner unit (2)	$(1.94)	$(0.07)	$(5.91)	$1.11

Basic weighted average limited partner units outstanding	33,534	33,496	33,525	32,178

Diluted weighted average limited partner units outstanding (3)	33,534	33,517	33,525	32,323

(1) The General Partner interest was 0.67% for the three and twelve months ended December 31, 2016. As a result of the June 2015 issuance of 3,000,000 common units, the general partner interest was reduced to 0.67% from 0.74% for the three months ended December 31, 2015 and, based on a weighted average, 0.70% for the twelve months ended December 31, 2015.

(2) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

(3) Basic units were used to calculate diluted net loss per limited partner unit for the three and twelve months ended December 31, 2016, as using the effects of phantom units would have an anti-dilutive effect on net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$10,028	$1,116
Accounts receivable, net	421,360	311,354
Accounts receivable - affiliates	3,143	2,578
Inventories	521,878	388,952
Brokerage margin deposits	27,653	31,327
Derivative assets	21,382	66,099
Prepaid expenses and other current assets	70,022	65,609
Total current assets	1,075,466	867,035

Property and equipment, net	1,099,899	1,242,683
Intangible assets, net	65,013	75,694
Goodwill	294,768	435,369
Other assets	28,874	42,894

Total assets	$2,564,020	$2,663,675

Liabilities and partners' equity
Current liabilities:
Accounts payable	$320,262	$303,781
Working capital revolving credit facility - current portion	274,600	98,100
Environmental liabilities - current portion	5,341	5,350
Trustee taxes payable	101,166	95,264
Accrued expenses and other current liabilities	70,443	60,328
Derivative liabilities	27,413	31,911
Total current liabilities	799,225	594,734

Working capital revolving credit facility - less current portion	150,000	150,000
Revolving credit facility	216,700	269,000
Senior notes	659,150	656,564
Environmental liabilities - less current portion	57,724	67,883
Financing obligations	152,444	89,790
Deferred tax liabilities	66,054	84,836
Other long-term liabilities	64,882	56,884
Total liabilities	2,166,179	1,969,691

Partners' equity
Global Partners LP equity	392,655	647,789
Noncontrolling interest	5,186	46,195
Total partners' equity	397,841	693,984

Total liabilities and partners' equity	$2,564,020	$2,663,675

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$19,239	$11,337	$83,742	$66,031
Crude oil	15,741	6,378	(13,098)	74,182
Other oils and related products	21,783	13,908	74,271	67,709
Total	56,763	31,623	144,915	207,922
Gasoline Distribution and Station Operations segment:
Gasoline distribution	68,923	73,643	289,420	276,848
Station operations	42,787	47,651	183,708	178,487
Total	111,710	121,294	473,128	455,335
Commercial segment	7,452	4,532	24,018	29,201
Combined product margin	175,925	157,449	642,061	692,458
Depreciation allocated to cost of sales	(21,447)	(24,825)	(95,571)	(94,789)
Gross profit	$154,478	$132,624	$546,490	$597,669

Reconciliation of net (loss) income to EBITDA and Adjusted EBITDA
Net (loss) income	$(65,662)	$(2,905)	$(238,623)	$43,264
Net loss attributable to noncontrolling interest	135	623	39,211	299
Net (loss) income attributable to Global Partners LP	(65,527)	(2,282)	(199,412)	43,563
Depreciation and amortization, excluding the impact of noncontrolling interest	25,116	28,667	108,189	110,670
Interest expense, excluding the impact of noncontrolling interest	21,127	22,274	86,319	73,329
Income tax (benefit) expense	(1,615)	(2,842)	53	(1,873)
EBITDA	(20,899)	45,817	(4,851)	225,689
Net loss on sale and disposition of assets	6,529	767	20,495	2,097
Goodwill and long-lived asset impairment	-	-	149,972	-
Goodwill and long-lived asset impairment attributable to noncontrolling interest	-	-	(35,834)	-
Adjusted EBITDA (1)	$(14,370)	$46,584	$129,782	$227,786

Reconciliation of net cash (used in) provided by operating activities to EBITDA and Adjusted EBITDA
Net cash (used in) provided by operating activities	$(134,046)	$67,898	$(119,886)	$62,506
Net changes in operating assets and liabilities and certain non-cash items	93,852	(41,001)	(6,795)	96,609
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	(217)	(512)	35,458	(4,882)
Interest expense, excluding the impact of noncontrolling interest	21,127	22,274	86,319	73,329
Income tax (benefit) expense	(1,615)	(2,842)	53	(1,873)
EBITDA	(20,899)	45,817	(4,851)	225,689
Net loss on sale and disposition of assets	6,529	767	20,495	2,097
Goodwill and long-lived asset impairment	-	-	149,972	-
Goodwill and long-lived asset impairment attributable to noncontrolling interest	-	-	(35,834)	-
Adjusted EBITDA (1)	$(14,370)	$46,584	$129,782	$227,786

Reconciliation of net (loss) income to distributable cash flow
Net (loss) income	$(65,662)	$(2,905)	$(238,623)	$43,264
Net loss attributable to noncontrolling interest	135	623	39,211	299
Net (loss) income attributable to Global Partners LP	(65,527)	(2,282)	(199,412)	43,563
Depreciation and amortization, excluding the impact of noncontrolling interest	25,116	28,667	108,189	110,670
Amortization of deferred financing fees and senior notes discount	1,906	1,826	7,412	6,988
Amortization of routine bank refinancing fees	(1,167)	(1,135)	(4,580)	(4,516)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(12,135)	(9,740)	(32,989)	(29,850)
Distributable cash flow (2)(3)	$(51,807)	$17,336	$(121,380)	$126,855

Reconciliation of net cash (used in) provided by operating activities to distributable cash flow
Net cash (used in) provided by operating activities	$(134,046)	$67,898	$(119,886)	$62,506
Net changes in operating assets and liabilities and certain non-cash items	93,852	(41,001)	(6,795)	96,609
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	(217)	(512)	35,458	(4,882)
Amortization of deferred financing fees and senior notes discount	1,906	1,826	7,412	6,988
Amortization of routine bank refinancing fees	(1,167)	(1,135)	(4,580)	(4,516)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(12,135)	(9,740)	(32,989)	(29,850)
Distributable cash flow (2)(3)	$(51,807)	$17,336	$(121,380)	$126,855

(1) In December 2016, the Partnership voluntarily terminated early a sublease for 1,610 railcars and, as a result, recorded lease exit and termination expenses of $80.7 million for each of the three and twelve months ended December 31, 2016, which is included in Adjusted EBITDA for these periods. Excluding these expenses, Adjusted EBITDA would have been $66.3 million and $210.4 million for the three and twelve months ended December 31, 2016, respectively.

(2) As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(3) Distributable cash flow ("DCF") includes a net loss on sale and disposition of assets of $6.5 million and $0.8 million for the three months ended December 31, 2016 and 2015, respectively, and $20.5 million and $2.1 million for the twelve months ended December 31, 2016 and 2015, respectively. For each of the three and twelve months ended December 31, 2016, DCF includes lease exit and termination expenses of $80.7 million. For the twelve months ended December 31, 2016, DCF also includes a net goodwill and long-lived asset impairment of $114.1 million ($149.9 million attributed to the Partnership, offset by $35.8 million attributed to the noncontrolling interest). The Partnership did not recognize a net goodwill and long-lived asset impairment in 2015. Excluding these charges, DCF would have been $35.4 million and $18.1 million for the three months ended December 31, 2016 and 2015, respectively, and $93.9 million and $128.9 million for the twelve months ended December 31, 2016 and 2015, respectively.

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President
General Counsel and Secretary